Exhibit 11.2

KENON HOLDINGS LTD.
POLICY ON INSIDER TRADING1

In the course of conducting the business of Kenon Holdings Ltd. (the “Company”) and its subsidiaries and associated companies (the “Group”), you may come into possession of material information about the Group or other entities that is not available to the investing public (“material non-public information”). You have a legal and ethical obligation to maintain the confidentiality of material non-public information. Generally, it is illegal and a violation of this Policy to trade in securities of the Company or other members or the Group while you are in possession of material non-public information about the Group obtained in the course of your position with the Company or the Group (as discussed in further detail in this Policy). It is also Company policy to comply with applicable securities laws concerning trading in Company securities on the Company’s behalf. The Company’s Board of Directors has adopted this Policy in order to ensure compliance with applicable laws and to avoid even the appearance of improper conduct by anyone associated with the Group. We have all worked hard to establish the Group’s reputation for integrity and ethical conduct, and we are all responsible for preserving and enhancing this reputation. The Company’s ordinary shares are traded on each of the New York Stock Exchange (the “NYSE”) and the Tel Aviv Stock Exchange (the “TASE”). Therefore, the provisions of U.S. and Israeli securities law prohibiting the use of inside information are also applicable to you.

Scope of Coverage

The restrictions set forth in this Policy apply to all Company officers, directors and employees, wherever located, and to their spouses, minor children, adult family members sharing the same household and any other person or entity over whom the officer, director or employee exercises substantial influence or control over his, her or its securities trading decisions (“Family Members” 2). In addition, this Policy applies to officers, directors and employees of any member of the Group, wherever located, and to their Family Members; provided, that, officers, directors and employees of OPC Energy Ltd. (“OPC”) and their Family Members who are subject to OPC’s insider trading policy shall not be subject to this Policy as it relates to the securities of OPC, and to the extent such persons comply with such OPC insider trading policy. This Policy also applies to any trust or other estate in which any such officer, director or employee has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity. The Company also may determine that other persons, such as contractors or consultants who have access to material non-public information, should be subject to this Policy.

1 Adopted on December 19, 2014, as Amended on March 23, 2016, March 21, 2017, March 27, 2018, November 27, 2018 and August 25, 2021, November 28, 2023, and April 1, 2025.

2 In some cases, as discussed below the restrictions shall also apply to an extended group of family members, including any siblings, parents, grandparents, siblings of the spouse, and the spouse of any of the above persons, or a corporation under the control of one of the above persons.

This Policy applies to transactions in, or pledges of, ordinary shares, preferred shares, bonds and other debt securities, options to purchase shares, convertible bonds and warrants issued by the Company or any other member of the Group (“Group Securities”), as well as derivative securities that are not issued by the Company or any other member of the Group, such as exchange-traded put or call options or swaps relating to any Group Security. Transactions subject to this Policy also include gifts of Company securities, which may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. See the sections entitled “Special Transactions” and “Prohibited Transactions” for further discussion of certain types of securities and transactions.

To avoid even the appearance of impropriety, additional restrictions on trading Group Securities apply to (i) all directors, officers and employees of the Company, and (ii) all directors, officers and certain designated employees of the Group that have regular access to material non-public information about any member of the Group, including, in each case, their Family Members; provided, that, officers, directors and employees of OPC and their respective Family Members who are subject to OPC’s insider trading policy shall not be subject to this Policy as it relates to the securities of OPC and to the extent such persons comply with OPC’s insider trading policy. These policies are set forth in the Company’s Addendum to Insider Trading Policy (the “Addendum”). The Company will notify you if you are subject to the Addendum, which generally prohibits those covered by it from trading in Group Securities during blackout periods, and requires pre-clearance for all transactions in, including pledges of, Group Securities.

Individual Responsibility

Persons subject to this Policy are individually responsible for complying with this Policy and ensuring the compliance of any Family Member or entity whose transactions are subject to this Policy. Accordingly, you should make your Family Members aware of the need to confer with you before they trade in Group Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company or any other member of the Group or any other Company employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Material Non-Public Information

What is Material Information? Under this Policy, and applicable United States and Israeli laws, information is material if:

•	there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or

•	the information, if made public, likely would affect the market price of a company’s securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative. Non-Public information can be material even with respect to companies that do not have publicly traded stock, such as those with outstanding bonds or bank loans.

Depending on the facts and circumstances, information that could be considered material includes:

•	earnings announcements or estimates, or changes to previously released announcements or estimates;

•	other unpublished financial results;

•	write-downs and impairments;

•	expansion or curtailment of operations;

•	major litigation or government actions;

•	entry into or developments in mergers, acquisitions, tender offers, joint ventures or changes in assets;

•	changes in analyst recommendations or debt ratings;

•
dividends or other events regarding Group Securities (e.g., defaults on securities, calls of securities for redemption, repurchase plans, share splits, changes to the rights of securityholders or public or private sales of additional securities);

•	changes in control of the Company, or another member of the Group, or extraordinary management developments;

•	changes in pricing or cost structure, e.g. tariffs;

•	impact of pandemics;

•	extraordinary borrowing or other financing transactions out of the ordinary course;

•	liquidity problems;

•	a significant cyber-security incident or risk, including one that may adversely impact the Company’s business, reputation or share price;

•	changes in auditors or auditor notification that any member of the Group may no longer rely on an audit report;

•	development of a significant new product, process, or service; and

•	the gain or loss of a significant customer or supplier.

Information relating to any member of the Group could be considered material with respect to securities of the Company, depending on the facts and circumstances.

What is Non-Public Information?  Information is considered to be non-public unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.

It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors. You should presume that information is non-public unless you can point to its official release by the Company through a public filing with or submission to the U.S. Securities and Exchange Commission (“SEC”) or the TASE.

Under Israeli securities laws, information will not be deemed to be “inside information” if:

•	the information has been submitted to the Israel Securities Authority (the “ISA”) or to a stock exchange (e.g., via a report) and the ISA or such stock exchange has published the same; or

•	the information has been published in some other accepted manner for bringing information of that nature to the knowledge of the public; and

•	one Trading Day (as defined below) has passed since the date of publication[3].

In the event that the ISA or a stock exchange has not published the information within four days from the day it was reported, the information shall cease to be inside information at the expiration of that period.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of material non-public information should refrain from any trading activity for one full Trading Day following the official release of such information. As used in this Policy, a “Trading Day” is a day on which either the NYSE or the TASE, as applicable, is open for business and trading in the Company’s securities has not been suspended for more than an hour on that day.

Additionally, Israeli securities laws contain a presumption that if a person acquires securities of a company in which he serves as a Principal Insider (as defined below) within three months from the date on which he sold the securities of said company, or if he sells securities of the company in which he serves as a Principal Insider within three months from the date on which he purchased securities of said company, it is prima facie evidence that he is making use of inside information unless he proves that he had no inside information at the time of the sale or purchase, or that under the circumstances, it is reasonable to assume that he had no inside information at the time of sale or purchase. As used in this Policy, a “Principal Insider” includes a director, general manager, deputy general manager, assistant general manager, accountant or internal auditor or any person who performs the function of one of the above persons under a different title, other persons whose status or position in or connection with the company gave them access to inside information on the day the material non-public information was used or within the preceding six months, as well as a person who is a principal shareholder of the company (i.e. a shareholder holding (including together with others) 5% or more of the issued share capital or voting power, or entitled to appoint one or more directors), an immediate family member4 of one of the above persons or a corporation under the control of one of the above persons.

3 Note that while this is still the language of the law in Israel, according to the position of the ISA (from 2011), information that is published, in accordance with legal provisions, through the MAGNA system, is open and accessible to the public and therefore, after 30 minutes of trading, it cannot be considered as "not known to the public," and thus does not constitute "inside information."

4 In this case, the definition also includes any siblings, parents, grandparents, siblings of the spouse, and the spouse of any of these.

Twenty-Twenty Hindsight.  If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask the Chief Executive Officer (the “CEO”) or any member of the legal department.

 “Tipping” Material Non-Public Information Is Prohibited

In addition to trading while in possession of material non-public information, it is also illegal and a violation of this Policy, to convey such information to another (“tipping”) if you know or have reason to believe that the person will misuse such information by trading in securities or passing such information to others who will trade. This applies regardless of whether the “tippee” is related to the insider or is an entity, such as a trust or a corporation, and regardless of whether you receive any monetary benefit from the tippee.

Special Transactions

The trading restrictions in this Policy do not apply in the case of the following transactions, except as specifically noted:

•
Restricted Share Awards. The trading restrictions in this Policy do not apply to the vesting of restricted shares, or the exercise of a tax withholding right pursuant to which you elect to have the Group withhold shares to satisfy tax withholding requirements upon the vesting of any restricted shares. The trading restrictions do apply, however, to any market sale of restricted shares and other equity compensation.

•
Other Similar Transactions. Any other purchase of Group Securities directly from the Group or sales of Group Securities directly to the relevant Group member are not subject to the trading restrictions of this Policy.

•
Special Transactions with Affiliates[5]. Any purchase of Group Securities directly from an affiliate of the Company or sales of Group Securities directly to an affiliate of the Company (“Special Affiliate Transactions”) are not subject to the trading restrictions of this Policy, provided that (i) at the time of the Special Affiliate Transaction, the parties to the Special Affiliate Transaction have access to the same information about the Group and neither party has material non-public information about the Group which is unavailable to his or her counterparty and (ii) the Special Affiliate Transaction does not violate applicable insider trading laws and regulations. All Special Affiliate Transactions must be pre-cleared by the CEO.

Gifts of Securities

Gifts of securities may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. Whether a gift of securities is a transaction that should be avoided while the person making the gift is aware of material nonpublic information or is subject to a blackout period may depend on various circumstances surrounding the gift. Accordingly, you are encouraged to consult with the CEO when contemplating a gift, and you are required to obtain pre-clearance of the gift if you are subject to the trading restrictions specified in the Addendum.

Prohibited Transactions

Due to the heightened legal risk associated with the following transactions, the individuals subject to this Policy may not engage in the following:

•
Publicly-Traded Options and Contracts for Differences. You may not trade in options, warrants, puts, calls, and Contracts for Differences (as defined under Section 214 of Singapore’s Securities and Futures Act (Cap. 289)), or similar instruments on Group Securities. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer, or employee is trading based on material non-public information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Group’s long-term objectives.

•
Short Sales. You may not engage in short sales of Group Securities. A short sale has occurred if the seller: (a) does not own the securities sold; or (b) does own the securities sold, but does not deliver them within 20 days or place them in the mail within 5 days of the sale. Short sales may reduce a seller’s incentive to improve the Group’s performance, and often have the potential to signal to the market that the seller lacks confidence in the Group’s prospects.

5 As defined in Rule 144 under the Securities Act, an “affiliate” of an issuer is “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”

Transactions Requiring Pre-Clearance

Due to the heightened legal risk associated with the following transactions, the individuals subject to this Policy, and their Family Members, may not engage in the following transactions (the “Transactions Requiring Pre-Clearance”) without first obtaining pre-clearance of the transaction from the CEO:

•
Margin Accounts and Pledges. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Group Securities, you may not hold Group Securities in a margin account or otherwise pledge Group Securities as collateral for a loan without first obtaining pre-clearance from the CEO.

•
Standing and Limit Orders. You may not place standing or limit orders on Group Securities without first obtaining pre-clearance from the CEO. Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when a director, officer, or other employee is in possession of material non-public information.

•	Special Affiliate Transaction. You may not enter into a Special Affiliate Transaction without first obtaining pre-clearance from the CEO.

Pre-Clearance Procedures

The CEO must pre-clear any Transactions Requiring Pre-Clearance. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under applicable securities laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material non-public information about the Group, and should describe fully those circumstances to the CEO. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Notwithstanding the foregoing, pre-clearance is not required for any trades made pursuant to a pre-arranged Rule 10b5-1 Trading Plan (as defined below).

Rule 10b5-1 Trading Plans

U.S. – Rule 10b5-1 Plans

Rule 10b5-1 under the Securities Exchange Act of 1934 (“Rule 10b5-1”) and this Policy permit employees and others subject to this Policy to trade in Group Securities in the United States (e.g. on the NYSE) without pre-clearance of the trade in accordance with this Policy, regardless of their awareness of material nonpublic information, or regardless of the existence of a black-out period, if the transaction is made pursuant to a pre-arranged written trading plan (“Rule 10b5-1 Trading Plan”) that was entered into when the person was not in possession of material non-public information and that complies with the requirements of Rule 10b5-1. The Rule 10b5-1 Trading Plan must either (a) expressly specify the amount, price and date of the transactions to be undertaken or (b) provide a written formula, algorithm, or computer program for determining such amounts, prices and dates of sale.

Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 Trading Plan must submit the Rule 10b5-1 Trading Plan to the CEO for his approval at least five business days prior to the planned entry into the Rule 10b5-1 Trading Plan. Rule 10b5-1 Trading Plans may not be adopted by a person when he or she is in possession of material non-public information about the Group and must comply with the requirements of Rule 10b5-1 (including specified waiting periods and limitations on multiple overlapping plans and single trade plans).

Once the Rule 10b5-1 Trading Plan is adopted, you must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. You may amend or replace a Rule 10b5-1 Trading Plan only during periods when trading is permitted in accordance with this Policy, and you must submit any proposed amendment or replacement of a Rule 10b5-1 Trading Plan to the CEO for approval prior to adoption.  Note that any modification of a Rule 10b5-1 Trading Plan will commence a new “cooling-off period” as described below.

10b5-1 requires a minimum “cooling-off period” between the date a Rule 10b5-1 Trading Plan is adopted or modified and when trading under the plan commences. Directors and officers may not make any purchases or sales under a Rule 10b5-1 Trading Plan until the later of (i) 90 days after adopting the plan, and (ii) two business days following the filing of a Form 6-K or 20-F covering the Company’s financial results for the fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted or modified, but in no event later than 120 days after adopting the Rule 10b5-1 Trading Plan. All other Company employees or other related persons may not make any purchases or sales under a Rule 10b5-1 Trading Plan until a minimum “cooling-off period” of at least 30 days after the adoption of modification of such contract.

Directors and officers entering into a new or modified Rule 10b5-1 Trading Plan will be required to include certain written representations attesting (i) no awareness of material non-public information about the Company or its securities, and (ii) good faith adopting or modifying the Rule 10b5-1 Trading Plan and not as a part of a plan or scheme to evade the prohibitions of 10b5-1 or any applicable laws.

All persons, other than the Company, are limited to one single-trade plan for any consecutive 12-month period, except for: (i) sell-to-cover arrangements that authorize the sale of only enough securities necessary to satisfy tax withholding obligations arising exclusively from the vesting of shares acquired under the Company’s equity compensation plans; (ii) if one of the plans is a successor trading plan under which trades are not scheduled to begin until completion or expiration of the predecessor plan; or (iii) if you have several contracts with different brokers if each contract, when taken as a whole, meets the applicable conditions of 10b5-1.

You must provide notice to the CEO prior to terminating a Rule 10b5-1 Trading Plan. You should understand that frequent modifications or terminations of a Rule 10b5-1 Trading Plan may call into question your good faith in entering into the plan (and therefore may jeopardize the availability of the affirmative defense against insider trading allegations).

A Rule 10b5-1 Trading Plan may not be used for trading on the TASE as there are different requirements for such a trading plan for trades on the TASE. Any trading plan intended for trading on the TASE (as an exception to the prohibitions otherwise applicable under this Policy) must be approved by the CEO, following advice from Israeli counsel.

Safeguarding Confidential Information

If material information relating to the Group has not been disclosed to the general public, such information must be kept in strict confidence and should be discussed only with persons who have a “need to know” the information for a legitimate business purpose. The utmost care and circumspection must be exercised at all times in order to protect such confidential information. The following practices should be followed to help prevent the misuse of confidential information:

•
Avoid discussing confidential information with colleagues in places where you may be overheard by people who do not have a valid need to know such information, such as on elevators, in restaurants and on airplanes.

•
Take great care when discussing confidential information on speaker phones or on cellular phones in locations where you may be overheard. Do not discuss such information with relatives or social acquaintances.

•	Do not give your computer IDs and passwords to any other person. Password protect computers and log off when they are not in use.

•
Always put confidential documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.

•
Be aware that the Internet and other external electronic mail carriers are not secure environments for the transmission of confidential information. Use Company-authorized encryption software to protect confidential electronic communications.

•	Comply with the specific terms of any confidentiality agreements of which you are aware.

•
Upon termination of your employment, you must return to the Company (or the relevant Group entity from which such information was received) all physical (including electronic) copies of confidential information as well as all other material embodied in any physical or electronic form that is based on or derived from such information, without retaining any copies.

•	You may not bring the confidential information of any former employer to the Group.

Responding to Requests for Information

You may find yourself the recipient of questions concerning various activities of the Group. Such inquiries can come from the media, securities analysts and others regarding the Group’s businesses, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities and other similar important information. Under no circumstances should you attempt to handle these inquiries without prior authorization. Only Group individuals specifically authorized to do so may answer questions about or disclose information concerning the Group or any of its portfolio businesses.

•	Refer requests for information regarding the Group or any of its businesses from the financial community, such as securities analysts, brokers or investors, to the CEO or Chief Financial Officer.

•	Refer requests for information regarding the Group from the media or press to the CEO or Chief Financial Officer.

•	Refer requests for information from the SEC or other regulators to the CEO.

Reporting Violations/Seeking Advice

You should refer suspected violations of this Policy to the CEO by email at robertr@kenon-holdings.com or by phone at +65 9322-5271. In addition, if you:

•	receive material non-public information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities, or

•
receive confidential information and are unsure if it is within the definition of material non-public information or whether its release might be contrary to a fiduciary or other duty or obligation, you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact the CEO. Consulting your colleagues can have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.

Because of the technical nature of some aspects of the applicable securities laws, please review this Policy carefully and contact the CEO if at any time (i) you have questions about this Policy or its application to a particular situation; or (ii) you plan to trade in Group Securities, but are unsure as to whether the transaction might be in conflict with the securities laws and/or this Policy.

Post-Termination Transactions

This Policy, and the Addendum, continue to apply to transactions in Group Securities even after termination of service with the Group. If an individual is in possession of material non-public information when his or her service terminates, that individual may not trade in Group Securities until that information has become public or is no longer material. The pre-clearance procedures specified in the Addendum will cease to apply to transactions in Group Securities upon the time of the termination of service, however, individuals subject to any blackout period or other Company imposed trading restrictions at the time of termination of service may not trade in Company securities until after the end of the blackout period or other trading restrictions, as applicable.

Penalties for Violations of this Policy and Insider Trading Laws

In the United States, Israel and many other countries, the personal consequences to you of illegal insider trading can be severe. For instance, in addition to injunctive relief, disgorgement, and other ancillary remedies, U.S. laws empower the government to seek significant civil and criminal penalties against persons found liable of insider trading, including as tippers or tippees.

The amount of a penalty could total three times the profits made or losses avoided. All those who violate U.S. insider trading laws, including tippers, tippees and remote tippees could be subject to the maximum penalty. The maximum penalty may be assessed even against tippers for the profits made or losses avoided by all direct and remote tippees. Further, civil penalties of the greater of $2.6 million or three times the profits made or losses avoided can be imposed on any person who “controls” a person who engages in illegal insider trading.

Criminal penalties may also be assessed for insider trading. Any person who “willfully” violates certain provisions of the U.S. federal securities laws may be fined up to $5 million ($25 million for entities) and/or imprisoned for up to twenty years. Subject to applicable law, Group employees who violate this Policy may also be subject to discipline, up to and including termination of employment, even if the country or jurisdiction where the conduct took place does not regard it as illegal. Needless to say, a violation of law, or even a governmental or regulatory investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Be aware that laws regarding insider trading and similar offenses differ from country to country. For example, in Israel, the penalty for violating the prohibition on trading with inside information is up to five years imprisonment and a fine of approximately NIS 750,000.

Employees must abide by the laws in the country where located. However, you are required to comply with this Policy even if local law is less restrictive. If a local law conflicts with this Policy, you must consult the CEO.

 KENON HOLDINGS LTD.

ADDENDUM TO POLICY
ON INSIDER TRADING

INTRODUCTION

This Addendum (the “Addendum”) to the Company’s Policy on Insider Trading (the “Policy”) explains requirements and procedures which apply to (i) all directors, officers and employees of Kenon Holdings Ltd. (the “Company” and, together with its subsidiaries and associated companies, the “Group”), and (ii) all directors, officers, and certain designated employees, of the Group that have regular access to material non-public information about any member of the Group, including, in each case, their Family Members (as defined below), and is in addition to and supplements the Policy; provided, that, to the extent persons subject to this Addendum and their Family Members are subject to OPC’s insider trading policy, such persons shall not be subject to this Addendum as it relates to the securities of OPC, and to the extent such persons comply with OPC’s insider trading policy. The names and positions of the covered persons subject to this Addendum are listed on Schedule A attached hereto. The Company may from time to time designate other individuals and positions that are subject to this Addendum and will amend Schedule A from time to time as necessary to reflect such changes or the resignation or change of status of any individual. Please note that this Addendum applies to all Group Securities which you hold or may acquire in the future.

Please read this Addendum carefully. When you have completed your review, please sign the attached acknowledgment form and return it to the CEO.

PRE-CLEARANCE PROCEDURES

Those subject to this Addendum, and their spouses, minor children, adult family members sharing the same household, and any other person or entity over whom the individual exercises influence or control over his, her or its securities trading decisions (collectively, “Family Members”) may not engage in any transaction involving Group Securities (including the exercise of share options, gifts, loans, contributions to a trust, any other transfers, or pledges of Group Securities) without first obtaining pre-clearance of the transaction from the Company’s CEO; provided, that, to the extent persons subject to this Addendum and their Family Members are subject to OPC’s insider trading policy, such persons shall not be subject to this Addendum as it relates to the securities of OPC, and to the extent such persons comply with OPC’s insider trading policy. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under applicable securities laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

In case of a Principal Insider, the Family Members also include any siblings, parents, grandparents, siblings of the spouse, and the spouse of any of these. In the case of Principal Insider and his family members, even if the information is not known to them they are deemed to have known if the company possesses Material Non-Public Information. Therefore, all those persons considered to be a “Family Member” of a Principal Insider must exercise increased caution and meticulously comply with such pre-clearance provisions.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material non-public information about the Group, and should describe fully those circumstances to the Company’s CEO. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions (i.e., an open market sale would be “opposite” any open market purchase, and vice versa) within the past six months. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale.  Note that the Form 144 must be filed electronically, and this requires obtaining SEC filing codes for the seller, which can take several days to obtain.

Notwithstanding the foregoing, pre-clearance is not required for any trades made pursuant to a pre-arranged Rule 10b5-1 Trading Plan (as defined in the Policy) adopted in accordance with the requirements of the Policy. Pre-clearance is also not required for the “Special Transactions” (as defined in the Policy, see the section entitled “Special Transactions”).

BLACKOUT PERIODS

Persons subject to this Addendum (and their Family Members) are subject to the following blackout periods, during which they may not trade in Group Securities (except by means of pre-arranged Rule 10b5-1 Trading Plans established in compliance with the Policy or pursuant to an exemption as set forth below).

Background and Assumptions

Kenon’s blackout periods are based on the following background and assumptions:

•	Kenon owns more than 50% of OPC, which is listed on the TASE and reports earnings on a quarterly and annual basis.

•
OPC provides quarterly and annual financial information to Kenon in connection with Kenon’s preparation of its financial statements; prior to the provision of such information to Kenon, Kenon is not aware of financial information relating to OPC.  Such information is typically provided to Kenon three to four weeks after the end of each quarter.

•
OPC has its own insider trading policy, which contains blackout periods which differ from those of Kenon (reflecting the different situation of OPC, including a different legal regime and market practice).

•
Certain executive officers and directors of Kenon serve on the Board of Directors of OPC.  As a significant shareholder of OPC, Kenon’s blackout periods are designed to prohibit trading during OPC’s blackout periods.

Quarterly and Annual Blackout.

You may not trade in Group Securities during the following blackout periods:

Quarterly Blackout: the period (A) beginning 15 calendar days after the end of the applicable quarter (the “Regular Quarterly Blackout Start Date”), unless notice has been provided by the Company prior to the Regular Quarterly Blackout Start Date to you, as a person subject to the blackout periods, of the Company’s receipt of quarterly financial information from OPC for the quarterly report to be published, which notice shall commence the quarterly blackout period, and (B) ending at the end of the first full business day following the release of the Company’s earnings for that applicable quarter.

Annual Blackout: the period (A) beginning 15 calendar days after the end of the year  (the “Regular Annual Blackout Start Date”), unless notice has been provided by the Company prior to the Regular Annual Blackout Start Date to you, as a person subject to the blackout periods, of the Company’s receipt of annual financial information from OPC for the annual report to be published, which notice shall commence the annual blackout period, and (B) ending at the end of the second full business day following the release of the Company’s earnings for that applicable year.

It is acknowledged that this Addendum may impose a different blackout period than the respective blackout period set forth in OPC’s insider trading policies with respect to OPC securities. To the extent you are prohibited from trading in OPC securities, as applicable, as a result of the blackout period set forth in this Addendum, but would be permitted to do so under OPC’s insider trading policy, you may be permitted to trade OPC securities during such period, upon (i) making a written request to the CEO in which you certify that you are not in possession of material non-public information relating to OPC and (ii) your receipt of written approval from the CEO.

Earnings Guidance Blackout. The Company, or any member of the Group, may on occasion issue earnings guidance or other potentially material information by means of a press release, SEC filing on Form 6-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading in relevant Group Securities will be blacked out while the Company, or any member of the Group, is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

Event-Specific Blackout. From time to time, an event may occur that is material to the Group and is known by only a few directors, officers, and/or employees. For a list of information that could be considered material to the Group, see “Material Non-Public Information” in the Policy. The existence of an event-specific blackout will not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in Group Securities during an event-specific blackout, the CEO will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

NOTE: Even if a blackout period is not in effect, you may not trade in Group Securities if you are in possession of material non-public information about the Group except as contemplated by a Special Affiliate Transaction (as defined in the Policy, see the section entitled “Special Transactions”). The failure of the CEO to notify you of an event-specific blackout will not relieve you of the obligation not to trade while in possession of material non-public information.

LIMITATIONS AND REQUIREMENTS ON RESALES
OF COMPANY SECURITIES

Under the Securities Act, directors and certain officers of the Company, who are affiliates6 of the Group and who wish to sell Securities of the Company (“Company Securities”), generally must comply with the requirements of Rule 144 of the US Securities Act of 1933 (the “Securities Act”) or another exemption under the Securities Act, register the securities under the Securities Act, or resell those securities outside the United States in accordance with Regulation S under the Securities Act. “Securities” under Rule 144 are broadly defined to include all securities, not just equity securities. Rule 144 requirements apply not only to ordinary shares, but also to preferred shares, bonds, debentures and any other form of security. Also, the safe harbor afforded by this rule is available whether or not the securities to be resold were previously registered under the Securities Act (except that the minimum holding period required to satisfy the safe harbor shall apply only to securities which were not registered under the Securities Act).

The relevant provisions of Rule 144 as they apply to resales by directors and officers seeking to take advantage of the safe harbor are as follows:

1.
Current public information. There must be adequate current public information available regarding the Group. This requirement is only satisfied if the Company has filed all reports required by the Exchange Act during the twelve months preceding the sale.

2.	Manner of sale.[7] The sale of Company Securities by a director or officer must be made in one of the following manners:
(a)	in an open market transaction through a broker at the prevailing market price for no more than the usual and customary brokerage commission;
(b)	to a market maker at the price held out by the market maker; or
(c)
in a riskless principal transaction in which trades are executed at the same price, exclusive of any explicitly disclosed markup or markdown, commission equivalent or other fee, and where the transaction is permitted to be reported as riskless under the rules of a self-regulatory organization.[8]

Furthermore, the broker may not solicit or arrange for the solicitation of customers to purchase the shares. In addition, your broker likely has its own Rule 144 procedures (and must be involved in transmitting Form 144 (see item 4 below)), so it is important to speak with your broker prior to any sale.

Even if your share certificates do not contain any restrictive legends, you should inform your broker that you may be considered an affiliate of the Group.

6 Rule 144 under the Securities Act defines “affiliate” of an issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”

7 The manner of sale requirements apply only to equity securities. Debt securities are not subject to any manner of sale requirements.

8 A riskless principal transaction is a transaction in which a broker or dealer (i) after having received a customer’s order to buy a security, purchases the security as principal in the market to satisfy the order to buy or (ii) after having received a customer’s order to sell a security, sells the security as principal to the market to satisfy the order to sell.

3.	Number of shares which may be sold.

Equity Securities:

The amount of equity securities that a director or officer may sell in a three-month period is limited to the greater of:
(d)	one percent of the outstanding shares of the same class of the Company; or
(e)	the average weekly reported trading volume in the four calendar weeks preceding the transactions.

Debt Securities:

The amount of debt securities that a director or officer may sell in a three-month period is limited to the greater of:
(f)	the average weekly reported trading volume in the four calendar weeks preceding the sale; or
(g)	10 percent of the principal amount of the tranche of debt securities (or 10 percent of the class of non-participatory preferred shares).

4.
Notice of proposed sale. If the amount of securities proposed to be sold by a director or officer during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the director or officer must electronically file a notice of sale with the SEC on Form 144 prior to, or concurrently with, the placing of the order to sell securities. This filing is required to made electronically with the SEC, which requires obtaining filing codes from the SEC which can take several days.

5.
Holding Periods. Any Company Securities acquired directly or indirectly from the Group in a transaction that was not registered with the SEC under the Securities Act (restricted securities) must be held for six months prior to reselling such securities. There is no statutory minimum holding period for securities which were registered under the Securities Act or acquired in an open-market transaction.

In certain situations (e.g., securities acquired through share dividends, splits or conversions), “tacking” is permitted, that is, the new securities will be deemed to have been acquired at the same time as the original securities.

PENALTIES FOR VIOLATING THE SECURITIES LAWS
AND THE POLICY

The seriousness of securities law violations is reflected in the penalties such violations carry. A director’s resignation may be sought, or an officer will be subject to possible disciplinary action up to and including termination of employment. In addition, both the Company itself and individual directors, officers or employees may be subjected to both criminal and civil liability. These violations may also create negative publicity for the Group.

QUESTIONS

Because of the technical nature of some aspects of the applicable securities laws, all directors and officers should review this material carefully and contact the CEO if at any time (i) you have questions about this Addendum, the Policy, or their application to a particular situation; or (ii) you plan to trade in Company Securities, but are unsure as to whether the transaction might be in conflict with the securities laws and/or this Addendum or the Policy.

ACKNOWLEDGEMENT

All directors, officers and other employees subject to the procedures set forth in this Addendum must acknowledge their understanding of, and intent to comply with, this Addendum and the Policy on the acknowledgment form attached to this Addendum.

ACKNOWLEDGMENT FORM

I have received and read the Company’s Policy on Insider Trading and the Addendum thereto applicable to officers, directors and employees of the Company, and officers and certain designated employees of the Group, and I understand their contents. I agree to comply fully with the policies and procedures contained in the Policy on Insider Trading and the Addendum. If I am an employee of any member of the Group, I acknowledge that the Policy on Insider Trading and the Addendum are statements of policies and procedures and do not, in any way, constitute an employment contract or an assurance of continued employment.

_______________________________ Name: Date: